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                                                  Amend. 8 to 5-3: Exhibit 10.79

                            A LETTER OF COOPERATION


PARTY A: P-COM Inc. (hereinafter referred to Party A)
PARTY B: China PTIC (hereinafter referred to Party B)

Party A masters the most advanced technology, LMDS. P-Com's wireless broadband access system is a world leading technology, which has been widely used in America, Europe and Asian-Pacific regions. Party B is a corporation under the leadership of MII. Party B has a good relationship with China Unicom, China Telecom, China Mobile, etc.. In order to develop the market in China, Party A and Party B, adhering to the principle of cooperation and mutual benefit, reach the following Agreement.

I      The obligations of Party A
   1. Party A shall appoint the Joint Venture Company, co-established by the two parties, as a preferred Chinese partner of Party A's in China. P-com promises not to cooperate with other Chinese companies outside PTIC. Party A and Party B agree to explore jointly the addition of Lucent Technologies to the partnership to be able to provide potential customers with a broader network solution. The Joint Venture Company shall, under the coordination and supervision of P-Com Beijing Office, take charge of all the business of sales and services in China.
   2. Party A shall provide the Joint Venture Company, co-established by the two parties, with technical training and technical support. Party A shall also provide technical supervision to the Joint Venture Company.
   3. Party A shall launch large scale marketing propaganda to enlarge P-Com Product fame in China.
   4.  Party A guarantees super quality and deliver in time.
   5. Party A shall provide the Joint Venture Company, co-established by the two parties, with the best-discounted price of P-Com's product in the world.

II     The obligations of Party B
   1. Party B shall purchase Party A's product as stock for sales use of the Joint Venture Company.
       From July 1, 2000 to July 1, 2001, Party B shall buy Party A's product in the no less than US $20,000,000.
       From July 1, 2001 to July 1, 2002, Party B shall buy Party A's product in the no less than US $40,000,000.
       From July 1, 2002 to July 1, 2003, Party B shall buy Party A's product in the no less than US $60,000,000.
   2. Party B shall develop the market in China and provide users with best post sales services including installation, commissioning and other engineering support. Party B shall keep a good reputation for P-Com in China.

III. The Joint Venture Company, co-established by the two parties, shall be established on or before July 30.

IV. All issues not discussed in the Agreement hereto shall be settled amicably by negotiation.

V. This Agreement shall be in quadruple in Chinese and English. Each Party shall hold two copies of each language version.



    Party A: P-Com Inc.                            Party B: China PTIC

    Representative:                                Representative:

    /s/ James J. Sobczak                           /s/ Mr. Lu Junhai

    July 12, 2000                                  July 12, 2000